Exhibit 10.3
As approved by Synovus’ shareholders on April 21, 2021
SYNOVUS FINANCIAL CORP.
2021 DIRECTOR STOCK PURCHASE PLAN
(EFFECTIVE AS OF JUNE 1, 2021)

The name of this plan is the Synovus Financial Corp. 2021 Director Stock Purchase Plan (the “Plan”). The purpose of the Plan is to enable Synovus Financial Corp. (“Synovus”) to promote interest in its success, growth and development by providing the directors and market advisory directors of Synovus and Synovus Bank with a convenient means of purchasing shares of Synovus Common Stock in the open market, by means of voluntary contributions and matching contributions from Synovus and Synovus Bank.
ARTICLE 1
DEFINITIONS
A.     Advisory Director: Any person who is not an employee of Synovus or Synovus Bank and serves as a market advisory director (as defined in the Synovus Bank bylaws) of Synovus Bank. Persons who serve in multiple capacities as market advisory directors of one or more of such market advisory boards of Synovus Bank shall be allowed to participate in the Plan in only one such capacity, and, if such multiple capacities involve service as a Synovus Director and as director of any market advisory board, such single participation shall be limited to participation at the Synovus Director level.
B.    Agent of the Plan, or Agent: American Stock Transfer and Trust Company, LLC, or any duly appointed successor Agent.
C.    Automatic Transfer Contribution Form: The form which a Participant must forward to the Agent through Synovus in order to participate in the Plan. This form shall contain a description, including the account number, of the demand deposit account maintained by the Participant from which the Participant desires his or her Participant contribution to the Agent of the Plan to be made by automatic transfer.
D.    Contribution Date: For Participants, the Contribution Date shall be on the date in each calendar quarter on which Participant contributions to the Plan shall be made. Synovus shall have the sole discretion to determine the Contribution Date and shall provide reasonable notification of such Contribution Date to the Participants.
E.    Director: Any Advisory Director or Synovus Director.
F.    Effective Date of the Plan: June 1, 2021.
G.    Matching Contribution: Amount paid by Synovus for the benefit of any eligible Participant, in an amount of up to fifty percent (50%) of such eligible Participant’s contribution. The Matching Contribution in effect at any time shall be established by resolution of the Board of Directors of Synovus. Participants shall be provided with written notice of any decrease in the Matching Contribution percentage prior to the effective date of such decrease.
H.    Offering Period: Any business day of each calendar month, during which Directors may elect to begin participation in the Plan.
I.    Participant: Any Director who shall have become a Participant in the Plan by submitting to the Agent through Synovus an Automatic Transfer Contribution Form and whose participation in the Plan shall not have been terminated.
J.    Plan Account: The separate account that is required to be established and maintained with respect to each Participant for the purpose of recording the Participant’s cash contributions, Matching Contributions and Synovus Common Stock purchased for and allocated to the Participant under the Plan.
K.    Plan Year: The period commencing on January 1st of each year and ending on December 31st of each year.
L.    Synovus: Synovus Financial Corp., a Georgia corporation.
M.    Synovus Bank: Synovus Bank, a Georgia state-chartered bank and wholly-owned subsidiary of Synovus.
N.    Synovus Common Stock: The shares of common stock, par value $1.00 per share, of Synovus, and any shares that may be issued and exchanged for or upon a change of such shares whether in subdivision or in combination thereof and whether as a part of a classification or reclassification thereof, or otherwise.
O.    Synovus Director: Any person who serves as a member of the Board of Directors of Synovus or Synovus Bank.
ARTICLE 2
PARTICIPATION
Any Director may become a Participant in the Plan during an Offering Period by submitting an Automatic Transfer Contribution Form to the Agent through Synovus.
ARTICLE 3
CONTRIBUTIONS BY DIRECTORS AND SYNOVUS
Participant contributions by Directors shall be made on a quarterly basis on Contribution Dates. Such contributions shall be automatically deducted from each Participant’s demand deposit account as designated by the Participant on the Automatic Transfer Contribution Form as follows:
(a)    Advisory Directors shall contribute at one of the three levels of participation shown below, with the exact participation level to be determined at the discretion of the Advisory Director as designated on the Automatic Transfer Contribution Form:

Advisory Director	AdvisoryDirector
Participation Level	Contribution Amount
A	$ 1,000.00
B	$ 666.66
C	$ 333.33

(b)    Synovus Directors shall contribute in an amount of $5,000.00 per quarter or less, with the exact amount to be determined at the discretion of the Synovus Director as designated on the Automatic Transfer Contribution Form.

Synovus shall make Matching Contributions to the Plan on the Contribution Dates for each of the Directors who are Participants in the Plan.
A Participant may change the participation level of his or her automatic transfer contribution by submitting a new Automatic Transfer Contribution Form to the Agent through Synovus at least thirty (30) days prior to a Contribution Date. Plan participation may be terminated pursuant to Article 13 hereof.
As Matching Contributions to the Plan must be treated by the Participants for whom such contributions are made as compensation for serving as Directors, such amounts will be reflected on the Forms 1099 furnished to Directors annually.
ARTICLE 4
ADMINISTRATION OF PLAN
The Plan shall be administered by Synovus. Synovus may, from time to time, adopt rules and regulations not inconsistent with the Plan for carrying out the Plan or for providing for any and all matters not specifically covered herein.
The functions and duties of Synovus as Administrator of the Plan, in general, are as follows:
(a)    To establish rules for the administration and make interpretations of the Plan, which rules and interpretations will apply to all Participants similarly situated.
(b)    To make provision for payment of contributions to the Agent.
(c)    To maintain, with the assistance of the Agent, records, including, but not limited to, those with respect to the Matching Contribution percentage in effect from time to time, Participant contributions and Matching Contributions and dividends paid to the Agent.

(d)    To file with the appropriate governmental agencies any and all reports and notifications required of the Plan and to provide all Participants with any and all reports and notifications to which they are by law entitled.
(e)    To engage a certified public accountant to perform an annual audit of the Plan.
(f)    To give prompt notification to the Agent of the effectiveness, the initiation of proceedings that could result in the termination of effectiveness and the termination of effectiveness of registration, exemption or qualification of the Plan and/or the Synovus Common Stock offered thereunder under federal and applicable state securities laws.
(g)    To receive from and, upon its approval thereof, to promptly forward to the Agent any written requests of Participants for the transfer of shares out of the Plan for all or part of the full number of shares of Synovus Common Stock in such Participants’ Plan Accounts.
(h)    To give prompt notification to the Agent of the termination of the participation of any Participant in the Plan for any reason whatsoever.
(i)    To perform any and all other functions reasonably necessary to administer the Plan.
Synovus shall indemnify each employee of Synovus and Synovus Bank involved in the administration of the Plan against all costs, expenses and liabilities, including attorneys’ fees, incurred in connection with any action, suit or proceeding instituted against such employee alleging any act or omission or commission performed by such employee while acting in good faith in discharging his or her duties with respect to the Plan. This indemnification is limited to the extent such costs and expenses are not covered under insurance as may be now or hereafter provided by Synovus.
ARTICLE 5
AGENT OF THE PLAN
The Agent shall receive all contributions made by Synovus and Participants in cash only. All contributions so received (hereinafter referred to as the “Fund”), shall be held, managed, and administered pursuant to the terms of the Plan. No part of the Fund shall be used for or diverted to purposes other than for the exclusive benefit of the Participants and former Participants in the Plan.
Any Agent may be removed by Synovus at any time with or without cause. Any Agent may resign at any time upon 120 days notice in writing to Synovus. Upon removal or resignation of such Agent, Synovus shall appoint a successor Agent who shall have the same powers and duties as those conferred upon the original Agent hereunder. Upon acceptance of such appointment by the successor Agent, the predecessor Agent shall assign, transfer, and pay over to such successor Agent the funds and properties then constituting the Fund and any and all records it might have with regard to the Fund and the administration of the Fund.
The Agent shall have the following powers and authority in the administration and investment of the Fund:
(a)    To purchase for the benefit of the Participants in the Plan shares of Synovus Common Stock in its name as Agent, and to retain the same and to cause the shares of Synovus Common Stock held as part of the Fund to be allocated, reallocated and disposed of pursuant to the terms of the Plan.
(b)    To cause any Synovus Common Stock held as part of the Fund to be registered in the Agent’s own name or in the name of one or more nominees, but the books and records of the Agent shall at all times show that all such investments are part of the Fund.
(c)    To keep such portions of the Fund in cash or cash balances as the Agent, from time to time, may in its sole discretion deem to be in the best interests of the Participants in the Plan without liability for interest thereon.
(d)    To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments as may be necessary or appropriate to carry out the powers herein granted.
(e)    To employ subagents to engage in the actual open market purchase of Synovus Common Stock for the benefit of the Participants in the Plan.
(f)    To do all such acts, take all such proceedings, and exercise all such rights and privileges, although not specifically mentioned herein, as the Agent may deem necessary or desirable to administer the Fund, and to carry out and satisfy the purposes and intent of the Plan.
The Agent shall keep accurate and detailed accounts of all receipts, disbursements, and other transactions hereunder, including, but not limited to, Participant and Matching Contributions received, dividends and other distributions received, and Synovus Common Stock purchased and sold, allocated and held for, and Synovus Common Stock distributed to, Participants hereunder. All accounts, books, and records relating to such transactions shall be open to inspection and audit at all reasonable times by any person designated by Synovus.
On or before the fifteenth day following the close of each month or upon such other reporting schedules and for such other reporting periods as Synovus and the Agent shall agree, the Agent shall file with Synovus a written report setting forth all receipts, disbursements, and other transactions effected during such preceding month or reporting period, and setting forth the current status of the Fund.

ARTICLE 6
STOCK PURCHASES
The Agent shall purchase shares of Synovus Common Stock in the open market for the benefit of the Participants in the Plan on a quarterly basis.
In the event that the Agent retains the services of subagents to make such purchases of shares of Synovus Common Stock, such subagents shall not be controlled by, controlling or under common control with Synovus or its affiliates. Neither Synovus nor any of its affiliates shall have, nor exercise, directly or indirectly, any control or influence over the times when, or the prices at which, Synovus Common Stock may be purchased by the Agent or its subagents, the amounts of Synovus Common Stock to be so purchased or the manner in which such Synovus Common Stock is to be purchased. The Agent may retain the services of said subagents only upon the execution of subagency agreements by and between the Agent and subagents which sets forth terms and conditions not materially different from those contained herein with regard to the purchase and sale of Synovus Common Stock.
Neither the Agent, Synovus, nor any subagent retained by the Agent, shall have any responsibility as to the value of Synovus Common Stock acquired under the Plan. The duties of the Agent and any subagent to cause the purchase of Synovus Common Stock under the Plan shall be subject to any and all legal restrictions or limitations imposed at the time by governmental authority, including, but not limited to, the Securities and Exchange Commission, and shall be subject to any other restrictions, limitations or considerations deemed valid by such Agent or any subagent. Accordingly, neither the Agent, Synovus, nor any subagent shall be liable in any way if, as a result of such restrictions, limitations or considerations, the whole amount of funds available under the Plan for the purchase of Synovus Common Stock is not applied to the purchase of such shares at the time herein otherwise provided or contemplated.
ARTICLE 7
ALLOCATION OF STOCK
As promptly as practical after each purchase by the Agent (or any subagent) of Synovus Common Stock for the benefit of the Participants in the Plan, the Agent shall determine the average cost per share of all shares so purchased. The Agent shall then proportionally allocate such shares to the Plan Accounts of the Participants, charging each such Participant with the average cost, including transactional costs, of the shares so allocated. Full shares and fractional share interests in one share (to three decimal places) shall be allocated.
ARTICLE 8
ISSUANCE OF SHARES OUT OF THE PLAN
    A Participant may request that the Agent issue shares out of the Plan for all or a part of the full number of shares of Synovus Common Stock in a Participant’s Plan

Account for which the six month holding period pursuant to Article 16 has been satisfied or for which the six month holding period does not apply. As promptly as practicable after the later of such Participant’s request and satisfaction of the six-month holding period, if applicable, the Agent will issue such shares out of the Plan and transfer the shares electronically to the Participant’s Synovus Dividend Reinvestment and Direct Stock Purchase Plan account or to a another account specified by the Participant or, if the Participant requests a stock certificate, the Agent will issue the full number of shares out of the Plan and a check representing the value of the fractional share interest and send by U.S. mail a Synovus Common Stock certificate and the check for fractional share interest to the Participant at the Participant’s address of record.
    A Participant may request that the Agent issue shares out of the Plan in the name of another person and the Agent will issue the shares to such other person in accordance with Participant’s instructions; provided, however, that if such instructions are not sufficiently specific for the Agent to be able to comply with such instructions, the Agent shall return such request to the Participant without issuing shares out of such Participant’s account in the Plan.
    Notwithstanding anything herein to the contrary, the Agent will carry out a Participant’s instructions to issue shares out of the Plan only if the Participant clearly indicates the number of shares to be issued out of the Plan or specifies that all shares held in such Participant’s Plan Account are to be issued out of the Plan; otherwise, the Agent shall return such request to the Participant without issuing shares out of such Participant’s account in the Plan.
ARTICLE 9
SALE OF SHARES
    A Participant may request that the Agent sell all or a part of the full number of shares of Synovus Common Stock in a Participant’s Stock Share Account. To facilitate a sale, the Participant must forward a sell request to Synovus Shareholder Services via e-mail, phone or U.S. mail. Synovus Shareholder Services shall forward such request to the Agent. As promptly as practicable after the later of such Participant’s request and satisfaction of the six-month holding period, if applicable, the Agent will sell all or the specified number of shares, deduct brokerage commissions and a transaction charge, and mail a check for the net proceeds to the Participant at the Participant’s address of record. The Participant request must clearly indicate the number of shares to be sold, or specify that all shares held in such Participant’s Plan Account are to be sold; otherwise, Synovus Shareholder Services shall return such request to the Participant without selling any shares in such Participant’s account. No Participant shall have the authority or power to direct the date or sales price at which shares may be sold.

ARTICLE 10
DIVIDENDS AND DISTRIBUTIONS
Stock dividends and stock splits received by the Agent will be allocated by such Agent to each Participant’s Plan Account to the extent that such stock is attributable to the allocated Synovus Common Stock in such Participant’s Plan Account. All cash dividends received by the Agent shall be used to acquire additional shares of Synovus Common Stock pursuant to the provisions of the Plan, and such shares so acquired will be allocated proportionately to the Plan Accounts of Participants. Shares acquired through such dividend reinvestment shall not be subject to the six-month holding period of Article 16.
ARTICLE 11
VOTING RIGHTS
Each Participant in the Plan shall have the rights and powers of ordinary shareholders with respect to the shares of Synovus Common Stock in such Participant’s Plan Account, including, but not limited to, the right to vote such shares. Synovus shall deliver or cause to be delivered to Participants at the time and in the manner such materials are sent to Synovus shareholders generally all reports, proxy solicitation materials and all other disclosure type communications distributed to Synovus shareholders generally.
ARTICLE 12
REPORTS TO PARTICIPANTS
As soon as practical following the end of each Plan Year, or more often and as often as Synovus may elect, Synovus and/or the Agent shall send to each Participant a written report of all transactions for such Participant’s benefit under the Plan for such Plan year.
ARTICLE 13
TERMINATION OF PARTICIPATION IN THE PLAN
A Participant may terminate his or her participation in the Plan by contacting Synovus at least thirty (30) days prior to a Contribution Date. The Participant’s request to terminate participation in the Plan will be communicated to the Agent by Synovus in accordance with Synovus’ administrative procedures for the Plan. Such termination will be effective as promptly as practicable.
As promptly as practicable after receipt of a Participant’s termination notice, the Agent will purchase shares of Synovus Common Stock with the cash remaining in the Participant’s Plan Account as of the next quarterly purchase date. As promptly as practicable thereafter, in accordance with and after receipt by the Agent of such Participant’s request, the Agent will issue such shares out of the Plan (provided that, other than in the case of a termination by reason of death, the shares have been held at least six months pursuant to Article 16, if applicable) and transfer the shares electronically to the Participant’s account established under the Synovus Financial Corp. Dividend Reinvestment and Direct Stock Purchase Plan account or to an electronic common stock account established for the Participant; or, if the Participant requests a stock certificate, the Agent will issue the full number of shares out of the Plan and a check representing the value of the fractional share interest and send by U.S. mail a Synovus Common Stock certificate and the check for fractional share interest to the Participant at the Participant’s address of record. The Participant may also request to have some or all of the shares of Synovus Common Stock in such Participant’s Plan Account sold in which case the Agent will sell the number of shares specified by the Participant and issue a check made payable to the Participant for the net cash proceeds from the sale of such shares, after deduction of brokerage commissions and a transaction charge.
If no delivery instructions are provided by the former Participant, the shares will be transferred to the Participant’s Synovus Dividend Reinvestment and Direct Stock Purchase Plan Account, or, if the Participant does not have a Synovus Dividend Reinvestment and Direct Stock Purchase Plan Account, then the Agent will transfer the shares to an electronic common stock account for the Participant.
    A Participant may request that the Agent issue shares out of the Plan in the name of another person and the Agent will issue the shares to such other person in accordance with Participant’s instructions; provided, however, that if such instructions are not sufficiently specific for the Agent to be able to comply with such instructions, the Agent shall return such request to the Participant without issuing shares out of such Participant’s account in the Plan.
    Notwithstanding anything herein to the contrary, the Agent will carry out a Participant’s instructions to issue shares out of the Plan only if the Participant clearly indicates the number of shares to be issued out of the Plan or specifies that all shares held in such Participant’s Plan Account are to be issued out of the Plan; otherwise, the Agent shall return such request to the Participant without issuing shares out of such Participant’s account in the Plan.
Assignments or pledges of any interests under the Plan are not allowed.
ARTICLE 14
TERMINATION OF STATUS AS A DIRECTOR
Participation in the Plan shall automatically terminate without notice upon termination of the Participant’s status as a Director whether by death, retirement, or otherwise. Upon termination of participation in the Plan, the Agent will purchase shares of Synovus Common Stock with the cash remaining in the Participant’s Plan Account as of the next quarterly purchase date. As promptly as practicable thereafter in accordance with the Participant’s instructions, (or, in the case of death, the duly appointed legal representative’s instructions), the Agent will issue the number of shares of Synovus Common Stock allocated to the Participant’s Plan Account (regardless of whether the shares have been held for the six-month holding period) and not previously distributed out of the Plan: (1) by transferring the shares to the Participant’s Synovus Dividend Reinvestment and Direct Stock Purchase Plan Account or other account designated by the Participant in writing; or (2) by issuing the full number of shares in book-entry form to the Participant or to another person as designated by the Participant in writing. In the alternative, upon the Participant’s instructions, the Agent will sell the shares (regardless of whether the shares have been held for the six-month holding period) and will issue a check made payable to the Participant for the net cash proceeds from the sale of such shares, after deduction of brokerage commissions and a transaction charge. If no such instructions are provided by the former Participant, or in the case of death by the duly appointed legal representative, the shares will be transferred to the Participant’s Synovus Dividend Reinvestment and Direct Stock Purchase Plan Account, or, if the Participant does not have a Synovus Dividend Reinvestment and Direct Stock Purchase Plan Account, then the Agent will transfer the shares to an electronic common stock account for the Participant.
ARTICLE 15
EXPENSES
Synovus shall bear the cost of administering the Plan, including any transfer taxes incurred in transferring the Synovus Common Stock from the Plan to the Participants. Any broker’s fees, commissions, postage or other transaction costs actually incurred will be included in the cost of the Synovus Common Stock to Participants. However, if a Participant requests overnight delivery or other special delivery or handling services in connection with the Synovus Common Stock held in the Participant’s Plan Account, the cost of such delivery or services will be charged to the Participant by the Agent.
ARTICLE 16
LIMITATION ON THE SALE OF STOCK
(a)    Holding Period. Shares of Synovus Common Stock purchased by the Agent on behalf of any Participant, other than shares of Synovus Common Stock purchased through dividend re-investment, must be held in such Participant’s Plan Account for a minimum of six (6) months following the date of purchase. During this six (6) month period, the shares of Synovus Common Stock subject to this holding period may not be sold, transferred, assigned, pledged, or otherwise disposed of in any manner whatsoever, except as otherwise provided in the Plan.
(b)    State Law.    No Synovus Common Stock will be offered or sold under the Plan to any Director in any state where the sale of such stock is not permitted under the applicable laws of such state. For purposes of this Article 16, the offering or sale of stock is not permitted under the applicable laws of a state if, inter alia, the securities laws of such state would require the Plan and/or the Synovus Common Stock offered pursuant thereto, to be registered in such state and the Plan and/or Synovus Common Stock is not registered therein.
ARTICLE 17
AMENDMENT, TERMINATION AND SUSPENSION OF THE PLAN
Synovus reserves the right to amend the Plan at any time; however, no amendment shall affect or diminish any Participant’s right to the benefit of contributions made by such Participant or Synovus prior to the date of such amendment, and no amendment shall affect the authority, duties, rights, liabilities or indemnities of the Agent without the Agent’s prior written consent.
Synovus reserves the right to terminate the Plan at any time. In such event, there will be no further Participant contributions and no further Matching Contributions , but the Agent will make purchases of Synovus Common Stock out of available funds and will allocate such stock to the Plan Accounts of the Participants in the usual manner. Upon termination of the Plan, distributions of Synovus Common Stock and any cash held as a part of the fund shall be governed by the provisions of Article 14 hereof.
Synovus reserves the right to suspend Matching Contributions to the Plan at any time. During the time Matching Contributions are suspended, Synovus’ Board of Directors shall determine whether Participant contributions are to be continued or suspended. If Synovus’ Board of Directors permits the continuance of Participant contributions, each Participant may elect to continue or suspend Participant contributions on his or her own behalf. If the Participant elects to continue to make Participant contributions while Matching Contributions are suspended, Synovus shall be under no obligation at any future date to make Marching Contributions with respect to such Participant’s contributions made during such period of suspension.
ARTICLE 18
SUSPENSION OR TERMINATION IF STOCK PURCHASE IS PROHIBITED

In addition to all rights to terminate or suspend the Plan otherwise reserved herein, it is understood that the Plan may be suspended or terminated at any time or from time to time by Synovus’ Board of Directors if the Plan’s continuance would, for any reason, be prohibited under any federal and state law even though such prohibition arises because of some act on the part of Synovus, including, but not limited to, Synovus engaging in a distribution of securities. If the Plan is suspended under this Article 18, no Matching Contributions or Participant contributions shall be made and no Synovus Common Stock shall be purchased until the Plan is restored to an active status. If the Plan is terminated pursuant to this Article 18, there shall be no further Participant contributions and no further Matching Contributions and there shall be no additional purchases of Synovus Common Stock. As soon as practical after the termination pursuant to this Article 18, distribution of Synovus Common Stock and any cash held as a part of the Fund shall be governed by the provisions of Article 14 hereof.

ARTICLE 19
TERM OF PLAN

    This Plan shall terminate on June 1, 2031, unless terminated earlier by the Board of Directors of Synovus pursuant to Article 17 hereunder.
ARTICLE 20
CONSTRUCTION
This Plan shall be governed by and construed under the laws of the State of Georgia.